SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 29, 2006
STURM, RUGER & COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	001-10435 (Commission File Number)	06-0633559 (IRS Employer Identification Number)

ONE LACEY PLACE, SOUTHPORT, CONNECTICUT (Address of Principal Executive Offices)	06890 (Zip Code)
Registrant’s telephone number, including area code (203) 259-7843
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1: AGREEMENT AND GENERAL RELEASE

Item 1.01 Entry Into a Material Definitive Agreement
     On March 29, 2006, Sturm Ruger & Company, Inc. (the “Company”) entered into a Agreement and General Release with Mr. William B. Ruger, Jr., effective February 28, 2006 (the “Separation Date”), to document the terms of his separation from employment with the Company (the “Agreement and Release”).
     Pursuant to the terms of the Agreement and Release, Mr. Ruger is entitled to, among other things: (i) cash payments by the Company during the period from September 1, 2006 through November 1, 2007 in the aggregate amount of approximately $729,020.80 representing severance payments and accrued but unused vacation; (ii) continued participation in the Company’s group health insurance through the end of November 2007; (iii) his vested benefits as of the Separation Date in the Salaried Employees’ Profit Sharing Plan and Salaried Employees’ Retirement Income Plan, in each case in accordance with and subject to the terms and conditions of such plan; (iv) his vested benefits as of the Separation Date under the Supplemental Executive Profit Sharing Plan in accordance with and subject to the terms and conditions of the plan; (v) his vested benefits as of the Separation Date under the Supplemental Executive Retirement Plan (the “SERP”) in accordance with the terms of the SERP, provided however, in the event that Mr. Ruger is entitled to receive any payments during the period from the Separation Date through August 31, 2006 in accordance with the terms of the SERP, such payments will be paid in a lump sum payment after September 1, 2006 and (vi) indemnification for certain third party claims arising out of or relating to the performance of his duties and responsibilities as an officer or director of the Company. The Agreement and Release also contains a covenant by Mr. Ruger to keep all of the Company’s confidential information and materials confidential. The full text of the Agreement and Release is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Agreement and General Release, dated as of February 28, 2006, by and between Sturm, Ruger, & Co., Inc., and William B. Ruger, Jr.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STURM, RUGER & COMPANY, INC.
By:	/s/Thomas A. Dineen
	Name:	Thomas A. Dineen
	Title:	Principal Financial Officer, Treasurer and Chief Financial Officer

Dated: April 4, 2006

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